UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

Hasbro, Inc.
(Name of Registrant as Specified in Its Charter)

Alta Fox Opportunities Fund, LP

Alta Fox SPV 3, LP

Alta Fox SPV 3.1, LP

Alta Fox GenPar, LP

Alta Fox Equity, LLC

Alta Fox Capital Management, LLC

Connor Haley

Matthew Calkins

Jon Finkel

Marcelo Fischer

Rani Hublou

Carolyn Johnson

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Alta Fox Opportunities Fund, LP, together with the other participants named herein (collectively, “Alta Fox”), intends to file a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Hasbro, Inc., a Rhode Island corporation (the “Company”).

Item 1: On March 27, 2022, an Alta Fox representative was quoted in the following article published by Reuters:

EXCLUSIVE- Hasbro snubs Alta Fox board nominee offer in settlement talks-sources

Reuters

By Svea Herbst-Bayliss

March 27, 2022

March 27 (Reuters) - Hasbro Inc has turned down a settlement offer from Alta Fox Capital Management LLC to have only one of its nominees added to the U.S. toy maker's board of directors, making a shareholder vote over the dispute likely, people familiar with the matter said on Sunday.

The two sides have been discussing how to avert a proxy contest after Alta Fox, a hedge fund that holds a 2.5% stake in Hasbro, nominated five directors to the company's eleven-member board last month.

Alta Fox has privately indicated to Hasbro, the maker of Dungeons & Dragons and Play-Doh, that it would settle for two new directors, as long as one of them is one of the five Alta Fox nominees, and a board committee focused on capital allocation, the sources said.

Hasbro, however, has rejected giving any of the Alta Fox nominees a board seat, the sources added. The Pawtucket, Rhode Island-based company has indicated to Alta Fox that it believes it can replenish its board with directors of a higher caliber and more relevant experience than the Alta Fox nominees, the sources added.

It is still possible that the two sides reach a compromise before Hasbro's annual shareholder meeting where shareholders will vote on the board's composition, the sources said. That meeting is expected to take place in the spring.

The sources requested anonymity to discuss confidential negotiations between the two side.

Hasbro said in a statement it is committed to engaging with all shareholders and has held "multiple conversations" with Alta Fox to listen to its views and "attempt to come to a resolution of this campaign."

"We are disappointed the board refuses to listen to its shareholders and appears more interested in forcing a contest than agreeing to a reasonable settlement that investors would support," an Alta Fox representative said.

Alta Fox, a firm founded four years ago by hedge fund veteran Connor Haley, has called on Hasbro to consider spinning off its prominent Wizards of the Coast unit to boost its lagging share price. The unit, which publishes Dungeons & Dragons and Magic: The Gathering, saw its revenue grow 42% in 2021, according to Hasbro.

The investment firm argued Hasbro's "ineffective" Brand Blueprint strategy, including "ill-advised acquisitions" like the 2019 purchase of Entertainment One for $4.6 billion, is holding it back and that its share price could surge to $200 a share in the next three years with "corrective action."

Hasbro shares closed at $84.88 on Friday after hitting their lowest level in the last 52 weeks on Thursday, and they are down more than 10% over the past five years.

Alta Fox has said its supports Chris Cocks, who took over as Hasbro's CEO last month after leading the Wizards of the Coast unit, but that he should be surrounded by a "meaningfully refreshed board."

Hasbro has said it has a "highly qualified, independent, experienced and engaged board."

Item 2: On March 28, 2022, Connor Haley, Managing Partner of Alta Fox Opportunities Fund, LP was quoted in the following article published by Yahoo! Finance:

Hasbro activist investor Alta Fox: We are stunned that company is not compromising

Yahoo! Finance

By Brian Sozzi

March 28, 2022

With Hasbro's stock (HAS) hovering at a 52-week low, the battle with its new activist investor Alta Fox Capital is heating up.

Alta Fox founder Connor Haley tells Yahoo Finance his firm — a 2.5% holder in Hasbro — has been rebuffed in its effort to reach a settlement.

“We've got a world class slate of advisers, and they are all collectively stunned at the level of entrenchment of the current Hasbro board. I think we went well out of our way to offer a beyond reasonable settlement," Haley told Yahoo Finance.

Haley says it sought a compromise of adding one of its nominees to Hasbro's board and the creation of a capital allocation committee. The company didn't agree, signaling to Haley it may add two new gaming executives to its board shortly in a defensive move.

"Hasbro is committed to engaging with all shareholders in a constructive and thoughtful manner. In keeping with that commitment, Hasbro’s Board of Directors and management team have had multiple conversations with Alta Fox to listen to its views and attempt to come to a resolution of this campaign in a manner that is in the best interests of all shareholders. Hasbro will shortly file its preliminary proxy statement containing the company’s position on these matters," a Hasbro spokesperson told Yahoo Finance via email.

Haley launched his activist campaign — the most high-profile one yet for Alta Fox — back in February. Haley contends Hasbro could be worth $200 a share if the company spins off its lucrative Wizards of the Coast business. The firm also put forth a slate of five new directors to Hasbro's board.

Hasbro has said it believes in its brand blueprint strategy put forth by former CEO Brian Goldner. It's a plan expected to be executed upon by new CEO Chris Cocks.

The activist added that he suggested to Hasbro that it spins off part of Wizards of the Coast while retaining a stake, which could help it potentially maximize value of the asset and attract key talent.

With talks at a standstill, Haley says he wouldn't be surprised if there is a hostile bid for Hasbro.

"It would not surprise me at all if somebody came around and said look, we're gonna bid for the whole company in a hostile way. It would not surprise me at all, and we've had a lot of inbound inquiries among investment firms that have a history of doing just that," Haley added.

Item 3: Connor Haley of Alta Fox issued the following tweets:

Certain Information Concerning the Participants

Alta Fox Opportunities Fund, LP (“Alta Fox Opportunities”), together with the other participants named herein (collectively, “Alta Fox”), intends to file a preliminary proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Hasbro, Inc., a Rhode Island corporation (the “Company”).

ALTA FOX STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A GOLD PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are expected to be Alta Fox Opportunities, Alta Fox SPV 3, LP (“Alta Fox SPV 3”), Alta Fox SPV 3.1, LP (“Alta Fox SPV 3.1”), Alta Fox GenPar, LP (“Alta Fox GP”), Alta Fox Equity, LLC (“Alta Fox Equity”), Alta Fox Capital Management, LLC (“Alta Fox Capital”), Connor Haley, Matthew Calkins, Jon Finkel, Marcelo Fischer, Rani Hublou and Carolyn Johnson (collectively, the “Participants”).

As of the date hereof, Alta Fox Opportunities directly beneficially owned 712,614 shares of Common Stock, $0.50 par value (the “Common Stock”), of the Company, including 100,000 shares of Common Stock underlying listed call options. As of the date hereof, Alta Fox SPV 3 directly beneficially owned 2,250,638 shares of Common Stock. As of the date hereof, Alta Fox SPV 3.1 directly beneficially owned 748,881 shares of Common Stock. Alta Fox Capital, as the investment manager of each of Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1, may be deemed to beneficially own the 3,712,133 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Alta Fox GP, as the general partner of each of Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1, may be deemed to beneficially own the 3,712,133 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Alta Fox Equity, as the general partner of Alta Fox GP, may be deemed to beneficially own the 3,712,133 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. Mr. Haley, as the sole owner, member and manager of each of Alta Fox Capital and Alta Fox Equity, may be deemed to beneficially own the 3,712,133 shares of Common Stock beneficially owned in the aggregate by Alta Fox, Alta Fox SPV 3 and Alta Fox SPV 3.1. As of the date hereof, Mr. Calkins directly beneficially owned 51,495 shares of Common Stock. As of the date hereof, Mr. Fischer directly beneficially owned 5,327 shares of Common Stock. As of the date hereof, Ms. Johnson directly beneficially owned 500 shares of Common Stock. As of the date hereof, Ms. Hublou directly beneficially owned 100 shares of Common Stock. As of the date hereof, Mr. Finkel does not beneficially own any shares of Common Stock.